Exhibit 99.1

AmerisourceBergen Corporation P.O. Box 959 Valley Forge, PA 19482

Contact:	Michael N. Kilpatric
610-727-7118
mkilpatric@amerisourcebergen.com

AMERISOURCEBERGEN REPORTS

OPERATING MARGIN EXPANSION AND RECORD

DILUTED EARNINGS PER SHARE FOR THE DECEMBER QUARTER

Record Operating Revenue Exceeds $12 Billion

Driven By an 11 Percent Increase in Pharmaceutical Distribution

VALLEY FORGE, PA, January 26, 2004 — AmerisourceBergen Corporation (NYSE:ABC) today reported record results for its fiscal first quarter ended December 31, 2003. The following results are presented in accordance with generally accepted accounting principles (GAAP).

Fiscal First Quarter Highlights

•	Record diluted earnings per share of $0.94, including special charges of $0.01, up 12 percent.

•	Record net income of $108.5 million, up 17 percent.

•	Operating margin expansion of 3 basis points.

•	Record operating revenue of $12.3 billion, up 10 percent.

“Our discipline delivered another outstanding quarter at AmerisourceBergen,” said R. David Yost, AmerisourceBergen’s Chief Executive Officer. “Operating revenue grew at a double-digit rate and was over $12 billion for the first time in any quarter. Our disciplined approach to growth drove total operating expenses as a percentage of operating revenue to a historic low, and strong working capital management and operating margin expansion combined to produce excellent earnings per share growth.”

Discussion of Results

Diluted earnings per share for the first quarter of fiscal 2004 were $0.94, a 12 percent increase over the $0.84 in the prior year’s first quarter. Included in these results are special charges, net of tax, in the first quarter of fiscal 2004 of $1.0 million, and a $0.8 million credit, net of tax, in the same period of the previous fiscal year. Both the charge and the credit are for facility consolidations and employee severance. The earnings per share impact of these items was a decrease of $0.01 in the first quarter of fiscal 2004 and an increase of $0.01 in the first quarter of last fiscal year.

AmerisourceBergen’s operating revenue was $12.3 billion in the first quarter of fiscal 2004 compared to $11.1 billion for the same period last year, a 10 percent increase. Bulk deliveries in the quarter decreased 18 percent to $1.1 billion in the quarter, reflecting the conversion of bulk business into operating revenue in fiscal 2003.

“Our excellent operational performance in the December quarter reflected on-going, disciplined expense management, solid working capital management, and continued strong performance by our Specialty Group,” said Kurt J. Hilzinger, AmerisourceBergen’s President and Chief Operating Officer. “During the quarter, we continued to benefit from our merger integration cost savings and remain confident of delivering by the end of this fiscal year the $150 million in annual synergy cost savings we announced at the time of the merger. The building of our new distribution center network continues on schedule and on budget, with our new Sacramento, California, facility set to open this summer and our new Columbus, Ohio, distribution center to open in the fall. Completion of these and the other four new distribution centers will facilitate additional consolidation and cost savings in the years ahead.”

“In our PharMerica segment, operational discipline and expense reduction drove operating margins to a first quarter record, despite no revenue growth,” said Hilzinger.

Segment Review

AmerisourceBergen operates in two segments: Pharmaceutical Distribution (which includes the AmerisourceBergen Drug Corporation and AmerisourceBergen Specialty Group operations) and PharMerica (which includes the institutional pharmacy and workers’ compensation fulfillment businesses). Intersegment sales of $227.3 million in the first quarter of fiscal 2004 from AmerisourceBergen Drug Corporation to PharMerica, which are included in the Pharmaceutical Distribution segment operating revenue, are eliminated for consolidated reporting purposes.

Pharmaceutical Distribution Segment

Operating revenue in the first quarter of fiscal 2004 increased to $12.1 billion compared with $10.9 billion in the first quarter of fiscal year 2003, an 11 percent increase.

Pharmaceutical Distribution customer mix in the first quarter of fiscal 2004 was 60 percent institutional and 40 percent retail. Operating revenue from institutional customers, which includes mail order and alternate site facilities, hospitals and specialty pharmaceutical customers, continued to grow significantly faster than operating revenue from retail customers.

AmerisourceBergen Specialty Group, with annualized revenue of more than $4 billion, continued its strong performance. The Group continues to build leadership positions in the distribution of products and services to physicians in numerous disease states, including its industry leading position in oncology, as well as to grow its manufacturer services businesses such as reimbursement consulting.

For the segment, gross profit as a percentage of operating revenue in the first quarter of fiscal 2004 was 3.33 percent, compared to 3.59 percent in the same period in the prior fiscal year, down 26 basis points. Gross margins were positively impacted by recent acquisitions, which offset in part the negative effects of customer mix and the strong competitive environment.

Total operating expenses as a percentage of operating revenue in the first quarter of fiscal 2004 were 1.81 percent, a record low and a 29 basis point improvement over the same quarter last year. The improvement was driven by customer mix, merger integration cost savings and the recovery of a previously reserved bad debt, offset in part by higher expense ratios within recent acquisitions.

Operating income was $183.5 million in the first quarter of fiscal 2004, up 13 percent from $162.9 million for the same quarter last year. For the first quarter of fiscal 2004, operating income as a percentage of operating revenue was 1.52 percent, a 3 basis point improvement from the first quarter of fiscal 2003, as reductions in operating expense margins offset lower gross margins.

PharMerica

PharMerica’s operating revenue for the first quarter of fiscal 2004 was $402.4 million, compared with $402.8 million in the previous year’s first quarter.

However, operating income for the first quarter of fiscal 2004 was $28.5 million, up 21 percent from $23.5 million for the same quarter last year due to continued expense reduction. Operating income as a percentage of operating revenue increased 124 basis points in the quarter ended December 31, 2003 to 7.08 percent from 5.84 percent in the prior year.

Looking Ahead

“Our recently revised earnings expectations for fiscal year 2004, which reflects the loss of a major customer, remain unchanged,” said Yost. “We expect fiscal 2004 diluted earnings per share, excluding special items, to be in the range of $4.10 per share to $4.20 per share. Following the anniversary of our customer loss in fiscal 2005, we would expect to return to our long-term financial goals, which include growing diluted earnings per share at 15 percent or more annually.”

Conference Call

The Company will host a conference call to discuss its results at 11:00 a.m. Eastern Standard Time on January 26, 2004. Participating in the conference call will be: R. David Yost, Chief Executive Officer; Kurt J. Hilzinger, President and Chief Operating Officer; and Michael D. DiCandilo, Senior Vice President and Chief Financial Officer.

To access the live conference call via telephone:

Dial in:	(888) 428-4479 from inside the U.S., no access code required or (651) 291-5254 from outside the U.S., no access code required.

To access the live webcast:

Go to the Quarterly Webcasts section on the Investor Relations page at http://www.amerisourcebergen.com.

A replay of the telephone call and webcast will be available from 3:00 p.m. January 26, 2004 until 11:59 p.m. February 2, 2004. The Webcast replay should be available for 30 days.

To access the replay via telephone:

Dial in:	(800) 475-6701 from within the U.S., access code: 716110
(320) 365-3844 from outside the U.S., access code: 716110

To access the archived webcast:

Go to the Quarterly Webcasts section on the Investor Relations page at http://www.amerisourcebergen.com.

About AmerisourceBergen

AmerisourceBergen (NYSE:ABC) is the largest pharmaceutical services company in the United States dedicated solely to the pharmaceutical supply chain. It is the leading distributor of pharmaceutical products and services to the hospital market, physician’s offices, alternate care and mail order facilities, and independent and chain pharmacies. The Company is also a leader in the long term care pharmacy marketplace, the workers’ compensation fulfillment business and contract packaging for manufacturers. With more than $45 billion in annualized operating revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs more than 14,000 people. AmerisourceBergen is ranked #24 on the Fortune 500 list and was ranked #6 in the 2003 Business Week 50, a list of the 50 best performing companies in the S & P 500. For more information, go to www.amerisourcebergen.com.

Forward-Looking Statements

This news release may contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. Forward-looking statements may include statements addressing future financial and operating results of AmerisourceBergen and the benefits and other aspects of the 2001 merger between AmeriSource Health Corporation and Bergen Brunswig Corporation.

The following factors, among others, could cause actual results to differ materially from those described in any forward-looking statements: competitive pressures; the loss of one or more key customer relationships; customer insolvencies; changes in customer mix; changes in pharmaceutical manufacturers’ pricing and distribution policies; regulatory changes; changes in U.S. government policies; failure to integrate the businesses of AmeriSource and Bergen Brunswig successfully; failure to obtain and retain expected synergies from the merger of AmeriSource and Bergen Brunswig; and other economic, business, competitive, regulatory and/or operational factors affecting the business of AmerisourceBergen generally.

More detailed information about these factors is set forth in AmerisourceBergen’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for fiscal 2003.

AmerisourceBergen is under no obligation to (and expressly disclaims any such obligation to) update or alter any forward looking statements whether as a result of new information, future events or otherwise.

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AMERISOURCEBERGEN CORPORATION

FINANCIAL SUMMARY

(In thousands, except per share data)

(unaudited)

	Three Months Ended December 31, 2003	% of Operating Revenue	Three Months Ended December 31, 2002	% of Operating Revenue	% Change
Revenue:
Operating revenue	$12,265,679	100.00%	$11,106,905	100.00%	10%
Bulk deliveries to customer warehouses	1,089,434		1,327,628		-18%

Total revenue	13,355,113		12,434,533
Cost of goods sold	12,827,939		11,913,108		8%

Gross profit	527,174	4.30%	521,425	4.69%	1%

Operating expenses:
Distribution, selling and administrative	298,327	2.43%	317,682	2.86%	-6%
Depreciation and amortization	16,818	0.14%	17,269	0.16%	-3%
Facility consolidations and employee severance	1,553	0.01%	(1,381)	-0.01%	N/A

Operating income	210,476	1.72%	187,855	1.69%	12%
Equity in losses of affiliates and other	2,587	0.02%	183	0.00%	1314%
Interest expense	31,507	0.26%	34,385	0.31%	-8%

Income before taxes	176,382	1.44%	153,287	1.38%	15%
Income taxes	67,908	0.55%	60,548	0.55%	12%

Net income	$108,474	0.88%	$92,739	0.83%	17%

Earnings per share:
Basic	$0.97		$0.87
Diluted	$0.94		$0.84

Weighted average common shares outstanding:
Basic	111,709		106,790
Diluted	118,029		113,402

AMERISOURCEBERGEN CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	December 31, 2003	September 30, 2003	$ Change
ASSETS
Current assets:
Cash and cash equivalents	$283,225	$800,036	$(516,811)
Accounts receivable, net	2,623,384	2,295,437	327,947
Merchandise inventories	5,658,862	5,733,837	(74,975)
Prepaid expenses and other	30,890	29,208	1,682

Total current assets	8,596,361	8,858,518	(262,157)

Long-term assets	3,213,617	3,181,607	32,010

Total assets	$11,809,978	$12,040,125	$(230,147)

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,024,801	$5,393,769	$(368,968)
Current portion of long-term debt	61,392	61,430	(38)
Other current liabilities	832,261	800,903	31,358

Total current liabilities	5,918,454	6,256,102	(337,648)

Long-term debt, less current portion	1,708,403	1,722,724	(14,321)

Other liabilities	62,257	55,982	6,275

Stockholders’ equity	4,120,864	4,005,317	115,547

Total liabilities and stockholders’ equity	$11,809,978	$12,040,125	$(230,147)

AMERISOURCEBERGEN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended December 31, 2003	Three Months Ended December 31, 2002
Operating Activities:
Net income	$108,474	$92,739
Non-cash items	29,811	46,518
Changes in operating assets and liabilities	(592,683)	(805,606)

Net cash used in operating activities	(454,398)	(666,349)

Investing Activities:
Capital expenditures	(51,516)	(16,487)
Cost of acquired companies	(219)	(1,427)
Other	96	75

Net cash used in investing activities	(51,639)	(17,839)

Financing Activities:
Net borrowings under revolving credit and receivables securitization facilities	—	100,000
Net (repayments) borrowings of long-term debt	(15,000)	285,000
Exercise of stock options	6,577	9,823
Cash dividends on common stock	(2,802)	(2,674)
Other	451	(4,525)

Net cash (used in) provided by financing activities	(10,774)	387,624

Decrease in cash and cash equivalents	(516,811)	(296,564)

Cash and cash equivalents at beginning of period	800,036	663,340

Cash and cash equivalents at end of period	$283,225	$366,776

AMERISOURCEBERGEN CORPORATION

SUMMARY SEGMENT INFORMATION

(dollars in thousands)

(unaudited)

	Three Months Ended December 31,
Operating Revenue	2003	2002	% Change
Pharmaceutical Distribution	$12,090,524	$10,899,570	11%
PharMerica	402,440	402,842	0%
Intersegment Eliminations	(227,285)	(195,507)	-16%

Operating revenue	$12,265,679	$11,106,905	10%

	Three Months Ended December 31,
Operating Income	2003	2002	% Change
Pharmaceutical Distribution	$183,536	$162,935	13%
PharMerica	28,493	23,539	21%
Facility consolidations and employee severance	(1,553)	1,381	N/A

Operating income	$210,476	$187,855	12%

Percentages of operating revenue:
Pharmaceutical Distribution
Gross profit	3.33%	3.59%
Operating expenses	1.81%	2.10%
Operating income	1.52%	1.49%
PharMerica
Gross profit	30.96%	32.18%
Operating expenses	23.88%	26.33%
Operating income	7.08%	5.84%
AmerisourceBergen Corporation
Gross profit	4.30%	4.69%
Operating expenses	2.58%	3.00%
Operating income	1.72%	1.69%

AMERISOURCEBERGEN CORPORATION

EARNINGS PER SHARE

(In thousands, except per share data)

(unaudited)

Basic earnings per share is computed on the basis of the weighted average number of shares of common stock outstanding during the periods presented. Diluted earnings per share is computed on the basis of the weighted average number of shares of common stock outstanding during the period plus the dilutive effect of stock options. Additionally, the diluted earnings per share calculation considers the convertible subordinated notes as if converted and, therefore, the effect of interest expense related to those notes is added back to net income in determining income available to common stockholders.

	Three months ended December 31,
	2003	2002
Net income	$108,474	$92,739
Interest expense - convertible subordinated notes, net of income taxes	2,530	2,489

Income available to common stockholders	$111,004	$95,228

Weighted average common shares outstanding - basic	111,709	106,790
Effect of dilutive securities:
Options to purchase common stock	656	948
Convertible subordinated notes	5,664	5,664

Weighted average common shares outstanding - diluted	118,029	113,402

Earnings per share:
Basic	$0.97	$0.87
Diluted	$0.94	$0.84